Exhibit 10.4

WAIVER AND EIGHTH AMENDMENT
TO
LOAN AGREEMENT

This Waiver and Eighth Amendment to Loan Agreement is entered into as of February 28, 2007 (the “Amendment”) by and between COMERICA BANK (“Bank”) and CLARIENT, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan Agreement dated as of February 13, 2003, as amended, including, without limitation, by that certain First Amendment to Loan Agreement dated as of October 21, 2003, that certain Second Amendment to Loan Agreement dated as of January 22, 2004, that certain Third Amendment to Loan Agreement dated as of January 31, 2005, that certain Fourth Amendment to Loan Agreement dated as of March 11, 2005, that certain Consent and Waiver dated as of July 13, 2005, that certain letter agreement dated as of January 26, 2006, that certain Waiver and Fifth Amendment to Loan Agreement dated as of August 1, 2006, that certain Sixth Amendment to Loan Agreement dated as of February 28, 2006, and that certain Seventh Amendment to Loan Agreement dated as of January 17, 2007 (collectively, the “Agreement”).  The parties desire to further amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.             The following defined term is amended in Section 1.1 of the Agreement to read as follows;

“Revolving Maturity Date” means February 27, 2008.

2.             Bank hereby waives Borrower’s failure to comply with Section 6.8 (Tangible Net Worth covenant) of the Agreement for the month ended February 28, 2007.  Bank does not waive Borrower’s obligations under such Section for any period after February 28, 2007, and Bank does not waive any other failure by Borrower to perform its Obligations under the Loan Documents.  This waiver is not a continuing waiver with respect to any failure to perform any Obligation after February 28, 2007.

3.             Unless otherwise defined, all initially capitalized terms in this Amendment shall have the respective meanings set forth in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

4.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

5.             As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Amendment, duly executed by Borrower;

(b)           an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)           an Affirmation of Guaranty, duly executed by Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc.;

(d)           a nonrefundable renewal fee on account of the Revolving Line equal to $12,000 plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(e)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CLARIENT, INC.

By:	/s/ James V. Agnello

Title:	Senior Vice President and CFO

COMERICA BANK

By:	/s/ Beth Kinsey

Title:	Senior Vice President